Exhibit 4.1
ANNEX A
STATE OF MISSOURI...OFFICE OF SECRETARY OF STATE
ROBIN CARNAHAN, Secretary of State
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
OF
RELIANCE BANCSHARES, INC.
(No. 00458535)
     Reliance Bancshares, Inc. a corporation organized and existing under The General and Business Corporation Law of the State of Missouri (the “Issuer”), in accordance with the provisions of Section 351.180 of the Revised Statutes of Missouri, does hereby certify:
     The board of directors of the Issuer (the “Board of Directors”), in accordance with the restated articles of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution at a regular meeting held on Tuesday, January 20, 2009, creating a series of 40,000 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, no par value, Series A”.
     RESOLVED, that pursuant to the provisions of the restated articles of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, no par value, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, no par value, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 40,000.
     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

     Part. 3. Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:
     (a) “Common Stock” means the Class A Common Stock, par value $0.25 per share, of the Issuer
     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
     (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
     (e) “Minimum Amount” means $ 10,000,000.
     (f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, no par value, Series B.
     (g) “Signing Date” means                                         .
     Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
     IN WITNESS WHEREOF, Reliance Bancshares, Inc. has caused this Certificate of Designations to be signed by Jerry S. Von Rohr, its President, and Fortis M. Lawder, its Secretary, has affixed its corporate seal hereto and attested said seal on this ___day of January, 2009.
(SEAL)

ATTEST:		RELIANCE BANCSHARES, INC.

By:

Name:	Fortis M. Lawder	Name:	Jerry S. Von Rohr
Title:	Secretary	Title:	President

STATE OF MISSOURI	)
	)	SS
COUNTY OF ST. LOUIS	)
     I, Mary Jo E. Vargo, a Notary Public, do hereby certify that on this ___day of January, 2009, personally appeared before me Jerry S. Von Rohr who, being by me first duly sworn, declared that he is the President of Reliance Bancshares, Inc., that he signed the foregoing document as President of the Issuer, and that the statements therein contained are true.

Notary Public

My Commission Expires:

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